EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Tina Barry, (972) 673-7931
Greg Artkop, (972) 673-8470

Investor Relations:
Aly Noormohamed, (972) 673-6050

DR PEPPER SNAPPLE GROUP NAMES
MARTIN M. ELLEN CHIEF FINANCIAL OFFICER

PLANO, Texas, February 16, 2010—Dr Pepper Snapple Group, Inc. (NYSE: DPS) today announced that Martin M. Ellen will join the company as executive vice president and chief financial officer on April 1, 2010. In addition to his strong background in finance, Mr. Ellen will bring considerable experience in franchising, operations and the beverage industry.

At DPS, he will be responsible for the company’s finance and IT organizations and will report to Larry Young, president and chief executive officer. He will succeed John O. Stewart who last year announced his plans to retire on March 31, 2010.

“Marty’s extensive public company experience and involvement in strategy and operations, as well as finance, will bring valuable perspective to our executive leadership team as we continue to build on DPS’s position as the industry leader in flavored beverages,” Mr. Young said. “I am grateful for John’s many contributions to our business and look forward to working with Marty to take our young company to the next level of financial and operating success.”

Mr. Ellen, 56, will join DPS following almost eight years as senior vice president — finance and chief financial officer of Snap-on Incorporated (NYSE: SNA), a $2.4 billion global innovator, manufacturer and marketer of tools, diagnostics, equipment, software and service solutions for professional users. He has over 25 years of broad experience serving as chief financial officer with companies in the manufacturing, distribution, franchising and services industries, including Whitman Corporation, which then owned Pepsi Cola General Bottlers, Inc. While at Whitman, Mr. Ellen was instrumental in developing and executing strategy, which included realigning and expanding Pepsi bottling territories in the U.S. and central Europe. He began his career with the international accounting firm PricewaterhouseCoopers in Chicago.

Mr. Ellen holds a Bachelor of Science degree in accounting from the University of Illinois and a master’s in business administration from the J.L. Kellogg Graduate School of Management at Northwestern University, where he currently serves on the alumni advisory board. He is a certified public accountant.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group, Inc. (NYSE: DPS) is the leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 9 of our 12 “power brands” are No. 1 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes Sunkist soda, 7UP, A&W, Canada Dry, Crush, Mott’s, Squirt, Hawaiian Punch, Penafiel, Clamato, Schweppes, Venom Energy, Rose’s and Mr & Mrs T mixers. To learn more about our iconic brands and Plano, Texas-based company, please visit www.drpeppersnapple.com.

# # #